Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces First Quarter 2017 Profit

•                  First quarter 2017 net income of $35 million, or $0.65 per diluted share

•                  Increased pre-tax income by 18% from first quarter of 2016

•                  Year-over-year quarterly earnings growth continued from fleet transition improvements

ST. GEORGE, Utah, April 27, 2017 — SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for the first quarter of 2017, including net income of $35 million, or $0.65 per diluted share, compared to net income of $27 million, or $0.52 per diluted share for Q1 2016. The improvement in pre-tax income over Q1 2016 was primarily due to SkyWest’s continued fleet transition, including the addition of 45 new E175s, and the removal of 45 ERJ145s and 16 CRJ200s since Q1 2016.  Additionally, since Q1 2016 SkyWest has transitioned 38 CRJ700s it previously operated under agreements with other major airline partners to American Airlines, Inc. (“American”) under a multi-year agreement, further reducing fleet risk.

Commenting on the results, Chip Childs, SkyWest, Inc. Chief Executive Officer said, “Despite the weather challenges we faced at the beginning of the quarter, our dedicated teams worked hard to minimize passenger disruption. The solid operating performance, combined with continued execution on our fleet transition, delivered a stronger than expected March which is reflected in our improved profitability this quarter.  Our first quarter results reflect the outstanding work our professionals do each day to provide an excellent product to our customers.”

Q1 2017 Financial Highlights

Revenue was $765 million in Q1 2017, up from $762 million in Q1 2016. The increase in revenue included the net impact of adding 45 new E175 aircraft since Q1 2016 (of which seven were delivered in Q1 2017), partially offset by the removal of unprofitable or less profitable aircraft over the same period, including 45 ERJ145s, 16 CRJ200s and eight CRJ700s.

Operating expenses were $689 million in Q1 2017, down from $700 million in Q1 2016. The decrease was primarily due to lower direct operating costs from 24 fewer aircraft in service and a 7% reduction in block hour production, partially offset by higher fuel costs and crew training costs associated with the new E175 aircraft deliveries.

Net income for Q1 2017 included a $3 million income tax benefit related to accounting rule changes around equity compensation adopted January 1, 2017, resulting in an effective tax rate of 34% for the quarter. SkyWest expects an effective tax rate of approximately 38-39% for each of the next three quarters, and an effective tax rate for the 2017 year of approximately 37-38%.  Diluted shares used in SkyWest’s earnings per share calculation also increased by approximately 350,000 shares related to the same accounting rule changes.

Q1 2017 Operational Update

Dual-Class Aircraft (E175s, CRJ700s and CRJ900s):

SkyWest Airlines, Inc. (“SkyWest Airlines”) took delivery of seven E175s during Q1 2017.  SkyWest’s scheduled deliveries of its remaining E175 firm orders are below:

				Total anticipated
	Total in-service	Scheduled E175 Deliveries		in-service
	March 31, 2017	Q2 2017	Q4 2017	by end of 2017
United	60	5	—	65
Alaska	20	—	—	20
Delta	13	5	1	19
Total E175s:	93	10	1	104

As of March 31, 2017, SkyWest Airlines and ExpressJet Airlines, Inc. (“ExpressJet”) had a total of 38 CRJ700s under a multi-year contract with American.  Between SkyWest Airlines and ExpressJet, a total of 49 CRJ700s are expected to be in service with American by the end of Q3 2017. The 49 CRJ700s scheduled for service with American were previously operated by SkyWest Airlines and ExpressJet with other major airline partners.

50-seat Aircraft (CRJ200s and ERJ145/135s):

As of March 31, 2017, SkyWest had 208 CRJ200s and 137 ERJ145/135s in scheduled service. SkyWest anticipates it will reduce its CRJ200s by approximately 30 aircraft and its ERJ145/135s by approximately 37 aircraft by the end of 2017. As previously announced, ExpressJet anticipates it will transition to flying primarily dual-class aircraft in its CRJ operation by removing its CRJ200 aircraft from service by the end of 2017.

Operating Performance:

Flight completion rates at SkyWest Airlines and ExpressJet for Q1 2017 and Q1 2016 are summarized as follows:

	SkyWest Airlines		ExpressJet
	Q1 2017	Q1 2016	Q1 2017	Q1 2016
Adjusted Completion *	99.9%	99.8%	99.6%	99.9%
Raw Completion	97.4%	97.8%	96.9%	97.2%

* Adjusted Completion excludes weather cancellations. Raw Completion includes weather cancellations.

Q1 2017 Capital and Liquidity

SkyWest had $586 million in cash and marketable securities at March 31, 2017, up $21 million from December 31, 2016 and up $144 million from March 31, 2016.  During the first quarter, SkyWest used $17 million in cash and $11 million in previously paid deposits toward the purchase of seven E175 aircraft.  SkyWest also repurchased $10 million of SkyWest common stock under its $100 million share repurchase program.

SkyWest issued $158 million in long-term debt during Q1 2017 to finance seven E175s delivered during the quarter. Total debt increased by $69 million during the first quarter from the new E175 aircraft acquired, net of scheduled principal payments.

In Q1 2017, excluding aircraft purchased, SkyWest used $26 million for other capital investments, including spare engines and aircraft parts.

About SkyWest

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company. SkyWest’s airline companies provide commercial air service in cities throughout North America with more than 3,000 daily flights carrying more than 53 million passengers annually. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines and Alaska Airlines. ExpressJet Airlines operates through partnerships with United Airlines, Delta Air Lines and American Airlines. Based in St. George, Utah, SkyWest continues to set the standard for excellence across the regional industry with unmatched value for customers, shareholders and its more than 19,000 employees.

SkyWest will host its conference call to discuss first quarter 2017 results today, April 27, 2017, at 2:30 p.m. Mountain Time. The conference call number is 1-877-418-5293 for domestic callers, 1-866-605-3852 for Canada callers and 1-412-717-9593 for other international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://www.webcaster4.com/Webcast/Page/1088/20573

This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the first quarter 2017 earnings call, participation at investor conferences, investor presentations and monthly traffic statistic releases, can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statement. Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to, the prospects of entering into agreements with existing or other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the ability to attract and retain qualified pilots, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges and costs of integrating operations and realizing anticipated synergies and other benefits from the acquisition of ExpressJet; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; realization of manufacturer residual value guarantees on applicable SkyWest aircraft; residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs, and potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended March 31
	2017	2016
OPERATING REVENUES
Passenger	$745,411	$744,390
Ground handling and other	20,004	17,685
Total operating revenues	765,415	762,075

OPERATING EXPENSES
Salaries, wages and benefits	300,039	305,557
Aircraft maintenance, materials and repairs	132,325	138,859
Depreciation and amortization	70,114	67,801
Aircraft rentals	57,709	67,124
Aircraft fuel	34,310	25,332
Ground handling services	19,535	20,984
Other operating expenses	75,088	74,609
Total operating expenses	689,120	700,266
OPERATING INCOME	76,295	61,809
OTHER INCOME (EXPENSE)
Interest income	660	430
Interest expense	(24,549)	(17,725)
Total other expense, net	(23,889)	(17,295)

INCOME BEFORE INCOME TAXES	52,406	44,514
PROVISION FOR INCOME TAXES	17,620	17,422
NET INCOME	$34,786	$27,092

BASIC EARNINGS PER SHARE	$0.67	$0.53
DILUTED EARNINGS PER SHARE	$0.65	$0.52

Weighted average common shares
Basic	51,820	51,218
Diluted	53,202	52,014

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	March 31, 2017	December 31, 2016
Cash, restricted cash, and marketable securities	$586,455	$564,907
Other current assets	330,131	352,885
Total current assets	$916,586	$917,792

Property and equipment, net	3,900,731	3,782,897
Deposit on aircraft	27,572	38,800
Other long term assets	283,467	268,477
Total assets	$5,128,356	$5,007,966

Current portion, long-term debt	$293,644	$305,460
Other current liabilities	456,864	441,805
Total current liabilities	$750,508	$747,265

Long-term debt, net of current maturities	2,321,271	2,240,051
Other long-term liabilities	682,762	668,840
Stockholders’ equity	1,373,815	1,351,810
Total liabilities and stockholder’s equity	$5,128,356	$5,007,966

Unaudited Operating Highlights

	Three Months Ended March 31
	2017	2016	Change
Block hours	452,683	486,872	(7.0)%
Departures	263,862	286,475	(7.9)%

Revenue passenger miles (000)	6,256,405	6,721,216	(6.9)%
Available seat miles (000)	7,958,283	8,506,355	(6.4)%
Revenue per available seat mile	$0.096	$0.090	6.7%
Cost per available seat mile	$0.090	$0.084	7.1%

Passengers carried	12,020,377	12,668,546	(5.1)%
Passenger load factor	78.6%	79.0%	(0.4	) pts

Average passenger trip length	520	531	(2.1)%

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s total fleet in service decreased by 20 aircraft during Q1 2017, as follows:

Aircraft in scheduled service at December 31, 2016:		652
Additions:
New E175 aircraft added with United Airlines (“United”):	2
New E175 aircraft added with Delta Air Lines (“Delta”):	—
New E175 aircraft added with Alaska Airlines (“Alaska”):	5
Total Additions:		7
Removals:
ERJ145 aircraft removed from service with multiple partners:	(22)
CRJ200 aircraft removed from service with multiple partners:	(5)
Total Removals:		(27)
Aircraft in scheduled service at March 31, 2017:		632

SkyWest’s total fleet in service decreased by 24 aircraft over the last twelve months, as follows:

Aircraft in scheduled service at March 31, 2016:		656
Additions:
New E175 aircraft added with United:	19
New E175 aircraft added with Delta:	13
New E175 aircraft added with Alaska:	13
Total Additions:		45
Removals:
ERJ145 aircraft removed from service with multiple partners:	(45)
CRJ200 aircraft removed from service with multiple partners:	(16)
CRJ700 aircraft removed from service with multiple partners:	(8)
Total Removals:		(69)
Aircraft in scheduled service at March 31, 2017:		632

SkyWest, Inc. and Subsidiaries

Additional Operational Information (continued and unaudited)

Completed Block Hours by Aircraft Type and by Airline

	Three months ended March 31
By Aircraft Type:	2017	2016	Variance %
E175s	79,927	43,114	85.4
CRJ700/900s	136,861	159,306	(14.1)
Dual-class aircraft	216,788	202,420	7.1

CRJ200s	133,275	156,758	(15.0)
ERJ145/135s	102,620	127,694	(19.6)
50-seat aircraft	235,895	284,452	(17.1)
Total Block Hours	452,683	486,872	(7.0)

	Three months ended March 31
By Airline:	2017	2016	Variance %
SkyWest Airlines	277,835	271,536	2.3
ExpressJet	174,848	215,336	(18.8)
Total Block Hours	452,683	486,872	(7.0)

Quarterly Fleet, Block Hour and ASM Production Forecast for 2017

Fleet (1):	As of 12/31/2016	As of 3/31/2017	As of 6/30/2017	As of 9/30/2017	As of 12/31/2017
	(Actual)	(Actual)	(Estimate)	(Estimate)	(Estimate)
E175s	86	93	103	103	104
CRJ700/900s	194	194	194	194	194
CRJ200s	213	208	197	185	178
ERJ145s/135s	159	137	126	113	100
Totals	652	632	620	595	576

Production (2):	Q1-2017	Q2-2017	Q3-2017	Q4-2017	Total 2017
	(Actual)	(Estimate)	(Estimate)	(Estimate)	(Estimate)
Block Hours	452,683	463,000	464,000	434,000	1,814,000
ASMs (in billions)	8.0b	8.3b	9.0b	8.5b	33.8b

(1)   Fleet count excludes aircraft removed from scheduled service. Actual fleet counts may vary from the forecast due to timing of aircraft removed from service, timing of aircraft transitioned into service and timing of new aircraft deliveries.

(2)   Actual production may vary from estimates for various reasons including, but not limited to, timing of aircraft removals and deliveries and anticipated flight completion rates.